UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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S1 Corporation

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On August 31, 2011, S1 Corporation (“S1”) issued a press release confirming that ACI Worldwide, Inc. has commenced an unsolicited exchange offer to acquire all of the outstanding common shares of S1. The following is a copy of the press release.

S1 Corporation Board Urges Stockholders To Take No Action At This Time
In Response To ACI Exchange Offer
Board of Directors to Promptly Review Exchange Offer
NORCROSS, Ga., August 31, 2011 — S1 Corporation (Nasdaq: SONE) today responded to the unsolicited and conditional exchange offer announced on August 30, 2011 by ACI Worldwide, Inc. (NASDAQ: ACIW). Subject to the terms and various conditions set forth in the exchange offer, ACI seeks to acquire each outstanding share of S1 common stock for an election between cash and ACI shares, subject to proration.
Consistent with its fiduciary duties and as required by applicable law, the S1 Board of Directors, in consultation with its legal and financial advisors, will review and consider the exchange offer. The S1 Board of Directors intends to advise S1 stockholders of its position with regard to the exchange offer in due course, but no later than September 13, 2011, by filing with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9. Until the S1 Board of Directors advises stockholders of its position, S1 stockholders are urged to take no action with respect to the exchange offer.
About S1 Corporation
Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq: SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.
Forward Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, those regarding any transaction with Fundtech or ACI Worldwide and other statements that are not historical facts. These statements involve risks and uncertainties including those detailed in S1's proxy statement filed in connection with the proposed transaction with Fundtech, its Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. S1 disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
S1 Corporation will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THAT STATEMENT AND OTHER MATERIALS FILED WITH THE SEC BY S1 WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When available, S1 stockholders and other interested parties may obtain, free of charge, copies of S1’s Schedule 14D-9 and other documents filed by S1 with the SEC at the SEC’s website at http://www.sec.gov. In addition, when available, free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.
CONTACT:
S1 Corporation
Paul M. Parrish
Chief Financial Officer
404.923.3500
paul.parrish@s1.com
Mike Pascale/Rhonda Barnat
The Abernathy MacGregor Group
212.371.5999
mmp@abmac.com/rb@abmac.com